EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Jeff Curry, Express-1
Phone (269) 695-4955
NOTRE DAME EXECUTIVE VP JOHN AFFLECK-GRAVES JOINS BOARD OF DIRECTORS OF EXPRESS-1
     BUCHANAN, Mich., Oct. , 2006 — Express-1 Expedited Solutions, Inc. (AMEX:XPO) said today that John Affleck-Graves, executive vice president of the University of Notre Dame and a widely respected business consultant, has joined the company’s Board of Directors.
     “We are elated that John has joined our board,” said Michael Welch, president and CEO of the Buchanan-based trucking expediter. “He brings a depth of experience and breadth of perspectives that will help us immensely as we continue to grow Express-1.” Specializing in same-day and next-day pick-up and delivery, Express-1 provides expedited transportation services to more than 1,000 organizations ranging from mid-sized to Fortune 500 companies. Affleck-Graves, 55, will assume the seat on the seven-member board that was vacated about a year ago by Robert Gries.
     “I’m excited to assist setting the strategic direction of Express-1, which is well positioned to become a leader in the expedited freight industry, “ Affleck-Graves said. “I also am pleased to be able to share with the board my experiences in both the academic and corporate settings that should help ease some of the company’s growing pains.”
     In his position with Notre Dame, Affleck-Graves is responsible for
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administration of the university’s $650 million annual operating budget and an endowment of more than $3 billion. He also oversees human resource activities for the university’s work force of more than 4,000 employees — the largest in St. Joseph County, Ind. — and directs the university’s construction program.
     In addition to his work at Notre Dame, Affleck-Graves has served as a consultant for numerous companies, including Allied Signal, Bayer, Merck, Pharmacia & Upjohn and Donnelly Glass. He also is the author of more than 50 refereed articles that deal with aspects of initial public offerings, valuation and asset pricing models, and shareholder value-added methodology.
     Elected as executive vice president in 2004, Affleck-Graves has held a number of administrative and academic positions at Notre Dame and has taught at his alma mater, the University of Cape Town, South Africa.
     He holds the Notre Dame Chair in Finance and previously served for three years as vice president and associate provost at the university. Affleck-Graves also served on the Notre Dame faculty from 1986 to 2000, the final three years as chairman of the Department of Finance and Business Economics. After spending a year at Florida State University, he returned to Notre Dame as the Patty Hill Smith Eminent Scholar in Finance. Affleck-Graves previously taught from 1975 to 1986 at the University of Cape Town, where he earned bachelor’s, master’s and doctoral degrees.
     Highly regarded in the classroom, Affleck-Graves has received six
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outstanding teaching awards at Notre Dame — three in the regular MBA program, two in the Executive MBA program and one for undergraduate teaching — and two others at Cape Town. He also has been actively involved in Notre Dame’s governance, serving on the Academic Council, the Academic Code of Honor Committee, the Faculty Senate, and as chair of the Provost’s Task Force on Curricular Innovation. Affleck-Graves is a native of South Africa who is now a U.S. citizen.
     Individuals can visit Express-1’s Web site at www.express-1.com for more information about the company and its board. Express-1 maintains a non-asset-based business model and uses a fleet of professional, independent truck owner/operators. The company has a state-of-the-art, 24/7 call center that uses an advanced communications technology and dispatch infrastructure covering the 48 continental United States and Canada.